UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2007

GUITAR CENTER, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22207	95-4600862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5795 Lindero Canyon Road Westlake Village, California	91362
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 735-8800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations & Financial Condition.

The information in this Item 2.02, including that incorporated herein by reference, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Item, including that incorporated herein by reference, shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On May 7, 2007, Guitar Center, Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended March 31, 2007.  Attached to the press release were financial tables.  Copies of the press release and the financial tables are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated by reference solely into this Item 2.02.  Exhibit 99.1 is not incorporated by reference into any other Item of this Current Report.

Item 8.01.  Other Events.

On May 7, 2007 we reported our financial results.  Consolidated net sales increased 13.5% to $534.5 million in the first quarter from $470.7 million in the prior year period. Net income in the first quarter was $17.2 million, or $0.57 per diluted share, versus net income of $15.7 million, or $0.55 per diluted share, in the prior year period. Net income in the first quarter of 2007 included stock-based compensation expense under the Company’s long-term incentive plans (LTIP) of $0.3 million after-tax, or $0.01 per diluted share. Net income in the prior year period included stock-based compensation expense under the LTIP of $2.0 million after-tax, or $0.07 per diluted share, as well as a charge of $0.9 million after-tax, or $0.03 per diluted share, resulting from the retirement of the Company’s previous Chief Financial Officer.

Guitar Center Stores. During the quarter, the Company opened five primary format Guitar Center stores, including one primary format store as a result of the Victor’s House of Music acquisition, as well as seven secondary format stores. Net sales from Guitar Center stores increased 11.6% to $378.5 million from $339.3 million in the first quarter 2006, with sales from new stores contributing $37.0 million and representing 94.4% of the total increase. Comparable store sales for the Guitar Center stores increased 0.7%. Gross profit was 27.1% in the first quarter compared to 27.2% in the same period last year. The decrease primarily reflects higher occupancy costs partially offset by a higher selling margin. Selling, general and administrative expenses for the Guitar Center stores were 21.0% of net sales, compared to 21.1% of net sales in the first quarter of 2006.

Direct Response. Direct response net sales for the quarter increased 18.4% to $116.4 million from $98.3 million in last year’s first quarter. Net sales of the existing direct response business increased 9.1% over 2006, representing 49% of the year-over-year sales increase. Woodwind and Brasswind, which was acquired on February 9, 2007, contributed 51% of the increase in direct response net sales. Gross profit improved to 29.9% for the quarter compared to 29.2% in the prior year period, reflecting a higher selling margin. Selling, general and administrative expenses for the first quarter were 23.4% of net sales compared to 22.9% in the same period last year. The increase primarily reflects the effects of the Woodwind and Brasswind acquisition.

Music & Arts. Net sales from the Company’s Music & Arts division increased 19.3% to $39.6 million in the first quarter from $33.2 million in the first quarter of 2006. Comparable sales for the Music & Arts division increased 2.6% in the quarter. First quarter gross profit for Music & Arts was 42.9% compared to 46.5% in the same period last year, reflecting a lower selling margin due to a shift in product mix and higher occupancy costs. Selling, general and administrative expenses were reduced to 43.3% of net sales compared to 45.1% in the first quarter of 2006, primarily reflecting reduced intangibles amortization and lower expense under the LTIP.

Financial Tables.  We hereby incorporate by reference into this Item 8.01 the financial tables attached hereto as Exhibit 99.2.  No other information contained in or attached to this Current Report is incorporated by reference into this Item 8.01 or shall otherwise be deemed to have been filed with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

* * * * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUITAR CENTER, INC.

Date: May 7, 2007	By:	/s/ LELAND P. SMITH
Leland P. Smith Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Guitar Center, Inc., dated May 7, 2007.

99.2	Financial tables to press release, dated May 7, 2007.